Exhibit 99.1

non-binding English translation

 NOT FOR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA OR JAPAN.

CBR registered VTB’s additional issue

On 27 July 2009, the Bank of Russia executed the state registration of an additional securities issue for JSC VTB Bank along with registration of the Prospectus for this issue of JSC VTB Bank ordinary registered shares.

Earlier, JSC VTB Bank Annual General Shareholders Meeting approved the decision to increase the Bank’s charter capital by placing additional ordinary registered shares under the following terms and conditions:

•                                          number of shares to be issued - 9,000,000,000,000 (nine trillion);

•                                          nominal value of the shares - RUB 0.01 per share;

•                                          form of issuance - non-documentary;

•                                          type of offering - open subscription;

•                                          form of payment for the shares - Russian roubles.

JSC VTB Bank shareholders registered in the shareholder register as of the record date (13 May 2009), have the pre-emptive right to purchase JSC VTB Bank additional ordinary registered shares, on a pro rata basis to the number of JSC VTB Bank ordinary registered shares owned by them.

The offering price of the shares shall be determined by JSC VTB Bank Supervisory Council after the pre-emptive right period expires. All new shares, including those issued under the pre-emptive rights, will be issued at the same price.

Determination of the securities placement period:

•              Effective placement date for persons having pre-emptive rights: The effective placement date for persons having pre-emptive rights is the first Business Day following the day on which the Issuer discloses the offering price.

•              Final placement date for persons having pre-emptive rights: The final placement date for persons having pre-emptive rights is the eighth Business Day following the day on which the Issuer discloses the offering price.

•              Effective placement date for other persons: The effective placement date for other persons is the ninth Business Day following the day on which the Issuer discloses the offering price.

•              Final placement date for other persons: The final placement date for other persons is the thirteenth Business Day following the day on which the Issuer discloses the offering price.

VTB will disclose the offering price in the Price Notice to be published in the Russian RIS - AK&M or Interfax news feeds and on the Issuer’s website (www.vtb.ru) not later than on the next Business Day after the Issuer’s authorized management body has set the offering price.

Securities placement can be made at least in two weeks after publication of the notice on the state registration of additional securities issue according to Article 23 of the Russian Federal Law on the Securities Market.

Access to information from the Prospectus in the event of its registration: JSC VTB Bank publishes the registered Prospectus on its website www.vtb.ru within 2 (two) days after the earliest of (i) the date of disclosing the state registration of additional securities issue on the website of the Bank of Russia or (ii) the date of receiving by the Issuer from the Bank of Russia of a written notice thereof by mail, fax, e-mail or delivery against receipt.

The registered Prospectus will be available on the Issuer’s website www.vtb.ru from the date of its publication on the Internet to the date falling at least 6 (six) months after the date of publishing the Report on JSC VTB Bank additional securities issue on the Internet .

Any interested person can receive a copy of JSC VTB Bank Prospectus at 29, Ul. Bolshaya Morskaya, St. Petersburg and at other locations listed in JSC VTB Bank advertisements during the securities placement period.

JSC VTB Bank provides a copy of registered Prospectus on request of shareholders or other interested persons for the price not exceeding the copy’s production cost within 7 (seven) days after receipt of such request.

Information, whether the Prospectus has been signed by a stock market financial consultant, as well as full and short names of such stock market consultant and its location: the Prospectus has not been signed by any stock market financial consultant.

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The offer of the shares and the distribution of these materials and other information in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Notice to US shareholders:

The Offer is made for the securities of a foreign company. The Offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements provided in respect of the Offer were prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment. The Offer is addressed solely to the shareholders of JSC VTB Bank.

Notice to shareholders in other jurisdictions:

This communication is directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (all such persons together being referred to as “relevant persons”).  Any investment activity to which this communication relates will only be available to and will only be engaged with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Advertisement legend:

This document is an advertisement and not a prospectus for the purposes of applicable measures implementing EU Directive 2003/71/EC and as such does not constitute an offer to sell or the solicitation of an offer to purchase securities.

Public offer legend:

Any offer of securities to the public that may be deemed to be made pursuant to this communication in any EEA Member State that has implemented EU Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”) is addressed solely to qualified investors (within the meaning of Article 21(1)(e) of the Prospectus Directive) in that Member State.